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                                                                     Exhibit 2.2

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

         This Amendment No. 1 (this "Agreement") dated as of August 1, 1996, shall amend that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of June 30, 1996, by and between Purchaser, Newco, Chaney, Finke, T. Kesterson and J. Kesterson. All initial capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

         The parties to this Agreement hereby agree as follows:

         1. The following shall be added as the second sentence of Recital C of the Merger Agreement:

                 "The parties intend for the Merger to be treated as a tax free exchange and agree to treat the Merger as a tax free exchange for all purposes."

         2. The parties agree that the 1,155,556 shares of PHH Common Stock constituting the non-cash portion of the Purchase Price shall be adjusted to reflect Purchaser's five-for-four stock split effected in the form of a dividend to shareholders of record as of July 26, 1996. Accordingly, the parties agree that the non-cash portion of the Purchase Price shall consist of 1,444,445 shares of PHH Common Stock.

         3. Section 2.8(a)(viii) shall be amended in its entirety to read as follows:

                 "(viii) executed Special Warranty Deeds conveying the property owned by certain of the Stockholders and leased to the Newco Partnership for retail sales centers in Cleveland, Texas and Tyler, Texas, together with executed Assignments and Assumption of Leases relating thereto;"

         4.      Section 2.8(a)(ix) shall be amended to read as follows:

                 "(ix) the Schedules to this Agreement; and"

         5.      Section 2.8(a) shall be amended to add the following:

                 "(x) executed Purchase Options relating to the four properties owned by certain of the Stockholders and leased to the Newco Partnership for retail sales centers in San Antonio, Texas
                 (2), Mesquite, Texas and Albuquerque, New Mexico."

         6. Section 3.10(e) shall be amended to revise the fourth sentence to insert the following at the beginning of such sentence: "Except as set forth on Schedule 3.10,"
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         7.      Section 3.12 shall be amended to: (a) insert the following at the beginning of the first sentence "Except as disclosed on Schedule
3.11 or Schedule 3.12 hereto, (b) revise the second sentence to delete the parenthetical; and (c) revise the last sentence in its entirety to read as follows: "Except as set forth on Schedule 3.12 and except in the ordinary course of business since the date of the Balance Sheet, there has been no material change in the list of assets owned or leased by the Newco Entities."

         8. Section 3.14 shall be amended to revise the second sentence in its entirety to read as follows:

                 "Except as disclosed on Schedule 3.12, the accounts receivable listed on Schedule 3.14 hereto are current and collectable, and, except in the ordinary course of business or as set forth on Schedule 3.14 or Schedule 3.12, there are no counterclaims or set-offs against accounts receivable currently outstanding."

         9. Section 9.1 shall be amended to revise the first sentence in its entirety to read as follows:

                 "9.1   INDEMNIFICATION FOR BREACHES.  Each of the parties
                 hereto (hereafter, the "Indemnifying Party") will severally (37.1% for each of Chaney and Finke, 19.9% for T. Kesterson and 5.9% for J. Kesterson) indemnify and hold harmless the other party and its respective representatives, successors and assigns, and any officer, director, agent or employee of any such person or entity (hereafter, collectively the "Indemnified Parties"), from and against any damages, loss, cost, expense, obligation, claim or liability, including reasonable attorney's fees and reasonable third party expense of investigating, defending or prosecuting litigation (collectively, the "Damages") suffered by the Indemnified Parties, arising from or by reason of (i) the breach by or any inaccuracy of any warranty, representation or covenant made by the Indemnifying Party, or (ii) the failure of any Indemnifying Party to perform any of its obligations under the terms of the agreements establishing the stock appreciation right awards granted to certain employees of Newco Homes, L.P. selected by the Stockholders."

        10. Section 9.2 shall be amended to revise the first sentence in its entirety to read as follows:

                 "9.2 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. Unless otherwise provided in this Agreement, all representations, warranties, covenants and agreements made by the parties hereto in this Agreement or in the documents and instruments delivered pursuant hereto or in connection herewith shall survive the Closing, the delivery of any instrument of conveyance, and the Merger of Newco or merger and dissolution of any of the other Newco Entities and shall remain effective and enforceable for a period of two years from the Closing Date; provided, however, that the indemnification relating to the stock





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                 appreciation rights described above shall survive for the term of the respective stock appreciation rights."

         10. Purchaser represents and warrants to the Stockholders that when issued in accordance with the Merger Agreement and this Agreement, the 1,444,445 shares of PHH Common Stock to be issued in the aggregate to the Stockholders shall be validly issued, fully paid and nonassessable, free and clear of all Liens and preemptive rights.

         11. All other provisions of the Merger Agreement shall remain in full force and effect in accordance with the terms of the Merger Agreement.

         12. The parties hereto agree that the Purchase Price shall be allocated among the Shareholders as follows:


                          Chaney           535,914 shares of PHH Common Stock
                                           $6,430,962

                          Finke            551,397 shares of PHH Common Stock
                                           $6,059,375

                          T. Kesterson     286,916 shares of PHH Common Stock
                                           $3,442,996

                          J. Kesterson     70,218 shares of PHH Common Stock
                                           $1,400,000


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        NEWCO HOMES, INC.

                                        /s/ Scott W. Chaney
                                        ----------------------------------------
                                        Scott W. Chaney, President


                                        PALM HARBOR HOMES, INC.

                                        /s/ Lee Posey
                                        ----------------------------------------
                                        Lee Posey, Chairman of the Board
                                        and Chief Executive Officer





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                                        STOCKHOLDERS:

                                        /s/ Scott W. Chaney
                                        ----------------------------------------
                                        Scott W. Chaney


                                        /s/ Christopher M. Finke
                                        ----------------------------------------
                                        Christopher M. Finke


                                        /s/ Thomas B.Kesterson
                                        ----------------------------------------
                                        Thomas B. Kesterson


                                        /s/ Joseph H. Kesterson
                                        ----------------------------------------
                                        Joseph H. Kesterson





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         The undersigned spouses have joined in this Agreement for the sole purpose of subjecting to the provisions of this Agreement any community property interest in the Newco Common Stock that such spouse may own.

                                        /s/ Kathleen Marie Chaney
                                        ----------------------------------------
                                        Kathleen Marie Chaney


                                        /s/ Melanie Finke
                                        ----------------------------------------
                                        Melanie Finke


                                        /s/ Darci Kesterson
                                        ----------------------------------------
                                        Darci Kesterson


                                        /s/ Kim Kesterson
                                        ----------------------------------------
                                        Kim Kesterson





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